UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2017 (April 26, 2017)
____________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2017, TerraForm Power Operating, LLC (“Terra Operating”), a subsidiary of TerraForm Power, Inc. (the “Company”), entered into an eleventh amendment (the “Eleventh Amendment”) to its Credit and Guaranty Agreement, dated as of January 28, 2015 (as amended, the “Revolver”), with Barclays Bank PLC, as administrative agent and as lender, and certain other lenders party to the Revolver.

The Eleventh Amendment extends the date by which TerraForm Power, LLC (“Terra LLC”) must deliver to the Administrative Agent and the other lenders party to the Revolver its financial statements and accompanying audit report with respect to fiscal year 2016 to the earlier of (x) July 15, 2017 and (y) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under Operating’s Indenture, dated January 28, 2015, with respect to its senior notes due 2023 (the “2023 Indenture”). If the financial statements and accompanying report with respect to the fiscal year ended December 31, 2016 are not delivered on or before June 1, 2017, Terra LLC must deliver a draft of the unaudited consolidated financial statements of the Company for the fiscal year ended December 31, 2016 prepared in accordance with GAAP on or before June 1, 2017.

The Eleventh Amendment also extends the date by which Terra LLC must deliver to the Administrative Agent and the other lenders party to the Revolver its financial statements and accompanying information with respect to the fiscal quarter ended March 31, 2017 to the earlier of (a) July 31, 2017 and (b) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under the 2023 Indenture and with respect to the fiscal quarters ending June 30, 2017 and September 30, 2017 to the earlier of (x) the date that is 75 days after the end of each such fiscal quarter and (y) the tenth business day prior to the date on which the failure to deliver such financial statements would constitute an event of default under the 2023 Indenture. If the financial statements and accompanying information with respect to the fiscal quarter ended March 31, 2017 are not delivered on or before June 30, 2017, Terra LLC must deliver a draft of the unaudited quarterly consolidated financial statements of the Company for the fiscal quarter ended March 31, 2017 prepared in accordance with GAAP on or before June 30, 2017.

The Eleventh Amendment amends the Debt Service Coverage Ratio (as defined in the Revolver) applicable to the fiscal quarters ended December 31, 2016 and March 31, 2017 and the fiscal quarters ending June 30, 2017 and September 30, 2017 from 1.75:1.00 to 1.50:1.00. The Eleventh Amendment also amends the Leverage Ratio (as defined in the Revolver) applicable to the fiscal quarter ended December 31, 2016 from 6.00:1.00 to 6.50:1.00 and applicable to the fiscal quarter ended March 31, 2017 and the fiscal quarters ending June 30, 2017 and September 30, 2017 from 5.75:1.00 to 6.50:1.00. In addition, the Eleventh Amendment amends the definitions of “Debt Service Coverage Ratio” and “Leverage Ratio” under the Revolvers to provide for, in each case, certain pro forma treatment of the repayment or refinancing of Non-Recourse Project Indebtedness (as defined under the Revolver) net of any new Non-Recourse Project Indebtedness incurred in connection with any such refinancing.

Under the terms of the Eleventh Amendment, Terra Operating agreed to prepay the outstanding loans under the Revolver and permanently reduce the amount of Revolving Commitments (as defined in the Revolver) available under the Revolver, in each case by $50 million within five business days of the effective date of the Eleventh Amendment. After giving effect to this reduction in Revolving Commitments, the total borrowing capacity of Terra Operating under the Revolver will equal $570.0 million.

The foregoing description of the Eleventh Amendment does not purport to be complete and is qualified in its entirety by reference to the Eleventh Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Eleventh Amendment to Credit and Guaranty Agreement, dated April 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: April 28, 2017	By:	/s/ Rebecca Cranna
	Name:	Rebecca Cranna
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Eleventh Amendment to Credit and Guaranty Agreement, dated April 26, 2017